                                                   -----------------------------
                                                            OMB APPROVAL
                                                   -----------------------------
                                                     OMB NUMBER  3235-0145
                                                     EXPIRES:  DECEMBER 31, 1997
                                                     ESTIMATED AVERAGE BURDEN
                                                     HOURS PER FORM.....14.90
                                                   -----------------------------

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G/A


                   Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*


                     Plasma & Materials Technologies, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                          Common Stock; No Par Value
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   72753M109
                       --------------------------------
                                (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of 13 pages

                                 SCHEDULE 13G

-----------------------                                  ---------------------
  CUSIP NO. 72753M109                                      PAGE 2 OF 13 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      SBIC Partners, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Texas

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            Not applicable - see Item 4(a)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          Not applicable - see Item 4(a)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             Not applicable - see Item 4(a)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          Not applicable - see Item 4(a)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      Not applicable - see Item 4(a)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10                                                                         [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      Not applicable - see Item 4(a)

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 13 pages

                                 SCHEDULE 13G

-----------------------                                  ---------------------
  CUSIP NO. 72753M109                                      PAGE 3 OF 13 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Forrest Binkley & Brown L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Texas

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            Not applicable - see Item 4(a)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          Not applicable - see Item 4(a)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             Not applicable - see Item 4(a)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          Not applicable - see Item 4(a)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      Not applicable - see Item 4(a)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10                                                                         [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      Not applicable - see Item 4(a)

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 3 of 13 pages

                                 SCHEDULE 13G

-----------------------                                  ---------------------
  CUSIP NO. 72753M109                                      PAGE 4 OF 13 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Forrest Binkley & Brown Venture Co.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Texas

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            Not applicable - see Item 4(a)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          Not applicable - see Item 4(a)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             Not applicable - see Item 4(a)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          Not applicable - see Item 4(a)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      Not applicable - see Item 4(a)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10                                                                         [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      Not applicable - see Item 4(a)

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 4 of 13 pages

                                 SCHEDULE 13G

-----------------------                                  ---------------------
  CUSIP NO. 72753M109                                      PAGE 5 OF 13 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Gregory J. Forrest

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            Not applicable - see Item 4(a)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          Not applicable - see Item 4(a)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             Not applicable - see Item 4(a)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          Not applicable - see Item 4(a)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      Not applicable - see Item 4(a)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10                                                                         [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      Not applicable - see Item 4(a)

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 5 of 13 pages

                                 SCHEDULE 13G

-----------------------                                  ---------------------
  CUSIP NO. 72753M109                                      PAGE 6 OF 13 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Nicholas B. Binkley

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            Not applicable - see Item 4(a)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          Not applicable - see Item 4(a)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             Not applicable - see Item 4(a)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          Not applicable - see Item 4(a)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      Not applicable - see Item 4(a)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10                                                                         [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      Not applicable - see Item 4(a)

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 6 of 13 pages

                                 SCHEDULE 13G

-----------------------                                  ---------------------
  CUSIP NO. 72753M109                                      PAGE 7 OF 13 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Jeffrey J. Brown

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            Not applicable - see Item 4(a)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          Not applicable - see Item 4(a)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             Not applicable - see Item 4(a)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          Not applicable - see Item 4(a)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      Not applicable - see Item 4(a)

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10                                                                         [_]


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      Not applicable - see Item 4(a)

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 7 of 13 pages

ITEM 1.

     (a)  NAME OF ISSUER

          Plasma & Materials Technologies, Inc.

     (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

          9255 Deering Avenue
          Chatsworth, California  91311

ITEM 2.

     (a)  NAME OF PERSON FILING

          The persons filing this Schedule 13G/A are SBIC Partners, L.P., a Texas limited partnership ("SBIC"), Forrest Binkley & Brown L.P., a Texas limited partnership ("FB&B"), Forrest Binkley & Brown Venture Co., a Texas corporation ("FB&B Venture"), Gregory J. Forrest, Nicholas B. Binkley, and Jeffrey J. Brown (collectively the "Filing Persons").

          Gregory J. Forrest, Nicholas B. Binkley, and Jeffrey J. Brown are each executive officers, directors and shareholders of FB&B Venture, which is the sole general partner of FB&B, the managing general partner of SBIC.

     (b)  ADDRESS OF PRINCIPAL OFFICE

          800 Newport Center Drive, Suite 725
          Newport Beach, California 92660

     (c)  CITIZENSHIP

          The responses of the Filing Persons to Item 4 of the cover pages to this Schedule 13G/A that relate to the citizenships of such Filing Persons are herein incorporated by reference.

     (d)  TITLE OF CLASS OF SECURITIES

          This filing is made in regard to the Common Stock, no par value per share, of Plasma & Materials Technologies, Inc. (the "Common Stock").

     (e)  CUSIP NUMBER

          72753M109

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [_]  Broker or Dealer registered under Section 15 of the Act

     (b)  [_]  Bank as defined in section 3(a)(6) of the Act

     (c)  [_]  Insurance Company as defined in section 3(a)(19) of the act

     (d) [_] Investment Company registered under section 8 of the Investment Company Act

                              Page 8 of 13 pages

     (e)  [_]    Investment Adviser registered under section 203 of the
                 Investment Advisers Act of 1940

     (f)  [_]    Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of
                 1974 or Endowment Fund; see (S)240.13d-1(b)(1)(ii)(F)

     (g)  [_]    Parent Holding Company, in accordance with (S)240.13d-
                 1(b)(ii)(G) (Note: See Item 7)

     (h)  [_]    Group, in accordance with (S)240.13d-1(b)(1)(ii)(H)

ITEM 4.   OWNERSHIP

     (a)  AMOUNT BENEFICIALLY OWNED

          Not applicable. The percent of the class owned, as of December 31, 1996, does not exceed five percent.

     (b)  PERCENT OF CLASS

          Not applicable.

     (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS

          (i)    SOLE POWER TO VOTE OR TO DIRECT THE VOTE:  Not applicable.

          (ii)   SHARED POWER TO VOTE OR TO DIRECT THE VOTE:  Not applicable.

          (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF: Not applicable.

          (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF: Not applicable.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES, CHECK THE FOLLOWING [X]

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                 Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                 Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                 The Filing Persons have filed this Schedule 13G/A as a group pursuant to Rule 13d-1(f). The identity of each member of the group is stated in an exhibit to the Schedule 13G amended hereby, filed with the Securities and Exchange Commission on February 14, 1996, which exhibit is incorporated herein by reference.

                              Page 9 of 13 pages

                 The Filing Persons entered into a Joint Reporting Agreement dated February 12, 1996 (the "Joint Reporting Agreement"), pursuant to which they agreed to file one joint statement on behalf of all of them with respect to the subject matter of this Schedule 13G/A. The Joint Reporting Agreement was filed with the Securities and Exchange Commission on February 14, 1996 as an exhibit to the Schedule 13G amended hereby, which exhibit is incorporated herein by reference.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

                 Not applicable.

ITEM 10.  CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 12, 1997         SBIC PARTNERS, L.P.,
                                  a Texas limited partnership

                                  By:  Forrest Binkley & Brown L.P.,
                                       a Texas limited partnership
                                       Its:  General Partner


                                       By:  Forrest Binkley & Brown Venture Co.,
                                            a Texas corporation
                                            Its:  General Partner


                                            By:   /s/ Gregory J. Forrest
                                                 ------------------------------
                                                   Gregory J. Forrest,
                                                   President


                                            By:    /s/ Nicholas B. Binkley
                                                 ------------------------------
                                                   Nicholas B. Binkley,
                                                   President


                                            By:   /s/ Jeffrey J. Brown
                                                 ------------------------------
                                                   Jeffrey J. Brown,
                                                   President


                                  FORREST BINKLEY & BROWN L.P.,
                                  a Texas limited partnership

                                  By:  Forrest Binkley & Brown Venture Co.,
                                       a Texas corporation
                                       Its:  General Partner


                                       By:   /s/ Gregory J. Forrest
                                            -----------------------------------
                                              Gregory J. Forrest,
                                              President

                                       By:    /s/ Nicholas B. Binkley
                                            -----------------------------------
                                              Nicholas B. Binkley,
                                              President


                                       By:   /s/ Jeffrey J. Brown
                                            -----------------------------------
                                              Jeffrey J. Brown,
                                              President

                              Page 11 of 13 pages

                                  FORREST BINKLEY & BROWN VENTURE CO.,
                                  a Texas corporation



                                  By:    /s/ Gregory J. Forrest
                                       ----------------------------------------
                                         Gregory J. Forrest,
                                         President


                                  By:    /s/ Nicholas B. Binkley
                                       ----------------------------------------
                                         Nicholas B. Binkley,
                                         President


                                  By:    /s/ Jeffrey J. Brown
                                       ----------------------------------------
                                         Jeffrey J. Brown,
                                         President



                                        /s/ Gregory J. Forrest
                                  ---------------------------------------------
                                        Gregory J. Forrest



                                          /s/ Nicholas B. Binkley
                                  ---------------------------------------------
                                         Nicholas B. Binkley



                                        /s/ Jeffrey J. Brown
                                  ---------------------------------------------
                                         Jeffrey J. Brown

                                 EXHIBIT INDEX
                                 -------------

                                                                Sequentially
     Exhibit                                                    Numbered
     Number                  Description                        Page
     -------                 -----------                        ------------

       1     Identification of Members of the Group.............     *

       2     Joint Reporting Agreement dated February 12, 1996..     *



* Filed with the Securities and Exchange Commission on February 14, 1996 as an exhibit to the Schedule 13G amended hereby.

                              Page 13 of 13 pages